Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2020 Financial Results

●	Total revenue of $23.6 million, up 28% year-over-year, record high for second quarter revenue
●	Royalty revenue of $10.1 million, up 33% year-over-year, with base station & IoT royalty contribution of $4.3 million, comparable to prior all-time record high

MOUNTAIN VIEW, Calif., August 10, 2020 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the second quarter ended June 30, 2020.

Total revenue for the second quarter of 2020 was $23.6 million, a 28% increase compared to $18.4 million reported for the second quarter of 2019. Second quarter 2020 licensing and related revenue was $13.5 million, an increase of 25% when compared to $10.8 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2020 was $10.1 million, an increase of 33% when compared to $7.6 million reported for the second quarter of 2019.

Eight license agreements were concluded during the quarter, of which three were for smart sensing products and five were for connectivity products. One of the agreements was with a first-time customer. Customers’ target markets include automotive powertrain, wearables, true wireless stereo earbuds and a range of IoT devices. Geographically, seven of the deals signed were in China, and one was in the U.S.

Gideon Wertheizer, CEO of CEVA, stated: “We produced our highest second quarter revenue on record despite the uncertain environment created by the COVID-19 pandemic. We are consistently growing our licensee base and expanding our market reach into new lucrative areas such as automotive powertrain where we concluded a key design win this quarter. Royalty revenues came in ahead of our expectations, driven by revenues from our base station and IoT product line that is up 77% year-over-year to $4.3 million. We continuously monitor developments relating to the spread of the pandemic and U.S. tensions with China, and remain focused on serving our customers and executing on our growth strategy. The dedication and efficiency of our employees, combined with our diverse portfolio of technology, continue to provide us with the foundation to go from strength to strength as a leader in our industry.”

GAAP net loss for the second quarter of 2020 was $1.1 million, as compared to a GAAP net loss of $1.5 million reported for the same period in 2019. GAAP diluted loss per share for the second quarter of 2020 was ($0.05), as compared to a GAAP diluted loss per share of ($0.07) for the same period in 2019.

Non-GAAP net income and diluted earnings per share for the second quarter of 2020 increased 130% and 140% respectively, to $2.9 million and $0.12, respectively, from $1.2 million and $0.05 reported for the second quarter of 2019. Non-GAAP net income and diluted earnings per share for the second quarter of 2020 excluded: (a) equity-based compensation expenses, net of taxes, of $3.3 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies. Non-GAAP net income and diluted earnings per share for the second quarter of 2019 excluded: (a) equity-based compensation expenses, net of taxes, of $2.5 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and an investment in NB-IoT technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our business continued to show strength in the second quarter, as we managed to exceed all key financial metrics for the quarter and post 28% revenue growth year-over-year. Of note, our Bluetooth and Wi-Fi royalties reached all-time record highs as a result of many new IoT production ramp-ups. With economic uncertainty still persisting, we remain prudent with regards to expenses and maintain a strong balance sheet. Our business generated $12.6 million of cash from operations in the first half of 2020, taking our cash and cash equivalent balances, marketable securities and bank deposits to approximately $157 million at the end of the quarter, with no debt.”

CEVA Conference Call

On August 10, 2020 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/35676. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10146084) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 24, 2020. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements that (i) we are consistently growing our licensee base and expanding our market reach into new lucrative areas; (ii) notwithstanding the pandemic and U.S. tensions with China, the company is focused on serving customers and executing on its growth strategy ; and (iii) the dedication and efficiency of CEVA’s employees and diverse portfolio of technology provide the foundation to go from strength to strength as a leader in the industry. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the shelter-in-place and other restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our continued success in penetrating new markets and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and cellular IoT (NB-IoT and Cat-M) enabled devices, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (Wi-Fi 4 (802.11n), Wi-Fi 5 (802.11ac) and Wi-Fi 6 (802.11ax) up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, , LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$13,530	$10,804	$28,025	$21,815
Royalties	10,076	7,596	19,196	13,554

Total revenues	23,606	18,400	47,221	35,369

Cost of revenues	3,005	2,493	5,756	4,516

Gross profit	20,601	15,907	41,465	30,853

Operating expenses:
Research and development, net	14,979	12,390	30,092	24,720
Sales and marketing	2,893	2,956	6,061	5,977
General and administrative	3,663	2,534	7,327	4,851
Amortization of intangible assets	575	210	1,157	420

Total operating expenses	22,110	18,090	44,637	35,968

Operating loss	(1,509)	(2,183)	(3,172)	(5,115)
Financial income, net	838	896	1,669	1,696

Loss before taxes on income	(671)	(1,287)	(1,503)	(3,419)
Taxes on income	419	225	772	390

Net loss	$(1,090)	$(1,512)	$(2,275)	$(3,809)

Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.10)	$(0.17)
Weighted-average shares used to compute net loss per share (in thousands):
Basic	22,017	21,936	22,006	21,927
Diluted	22,017	21,936	22,006	21,927

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net loss	$(1,090)	$(1,512)	$(2,275)	$(3,809)
Equity-based compensation expense included in cost of revenues	156	160	314	296
Equity-based compensation expense included in research and development expenses	1,722	1,458	3,345	2,820
Equity-based compensation expense included in sales and marketing expenses	512	394	963	750
Equity-based compensation expense included in general and administrative expenses	1,027	667	1,902	1,229
Income tax benefit related to equity-based compensation expenses	(135)	(207)	(184)	(344)
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	684	289	1,377	578
Non-GAAP net income	$2,876	$1,249	$5,442	$1,520

GAAP weighted-average number of Common Stock used in computation of diluted net loss per share (in thousands)	22,017	21,936	22,006	21,927
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	1,015	837	973	805
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	23,032	22,773	22,979	22,732

GAAP diluted loss per share	$ (0.05)	$ (0.07)	$ (0.10)	$ (0.17)
Equity-based compensation expense, net of taxes	$0.14	$0.11	$0.28	$0.21
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	$0.03	$0.01	$0.06	$0.03
Non-GAAP diluted earnings per share	$0.12	$0.05	$0.24	$0.07

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30,	December 31,
	2020	2019 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$29,979	$22,803
Marketable securities and short-term bank deposits	126,131	121,782
Trade receivables, net	7,055	11,066
Unbilled receivables	12,726	17,241
Prepaid expenses and other current assets	6,585	5,660
Total current assets	182,476	178,552
Long-term assets:
Bank deposits	1,336	5,368
Severance pay fund	9,697	9,881
Deferred tax assets, net	13,068	10,605
Property and equipment, net	7,843	7,879
Operating lease right-of-use assets	10,260	11,066
Goodwill	51,070	51,070
Intangible assets, net	12,126	13,424
Other long-term assets	8,430	9,176
Total assets	$296,306	$297,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$1,290	$701
Deferred revenues	3,821	3,642
Accrued expenses and other payables	3,227	3,660
Accrued payroll and related benefits	14,405	15,894
Taxes payable	103	88
Operating lease liabilities	2,232	2,393
Total current liabilities	25,078	26,378

Long-term liabilities:
Accrued severance pay	10,541	10,551
Operating lease liabilities	7,547	8,273
Other accrued liabilities	759	662
Total liabilities	43,925	45,864

Stockholders’ equity:
Common stock	22	22
Additional paid in-capital	228,494	228,005
Treasury stock	(35,197)	(39,390)
Accumulated other comprehensive income	433	94
Retained earnings	58,629	62,426
Total stockholders’ equity	252,381	251,157
Total liabilities and stockholders’ equity	$296,306	$297,021

(*) Derived from audited financial statements